EXHIBIT 3.39(d)

[ILLEGIBLE]
DIVISION OF CORPORATIONS FILED 11:45 AM 09/24/1991 912675174 — 2043560
CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
RAMADA NEW JERSEY HOLDINGS CORPORATION
Pursuant to Section 228 and 242 of the
General Corporation Law of the State of Delaware
          Ramada New Jersey Holdings Corporation, a Delaware corporation (the “Corporation”), does hereby certify as follows:
          FIRST: Article FOURTH of the Certificate of incorporation of the Corporation is hereby amended to read in its entirety as follows:
               “FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $.001 par share.”
          SECOND: Immediately upon the filing of this Certificate of Amendment, all of the outstanding shares of Common Stock, par value $.001 per share (the “Common Stock”), of the Corporation shall, without any action on the part of the holder thereof or the Corporation, be converted into and become one thousand (1,000) fully paid and nonassessible shares of Common Stock.
          THIRD: This Amendment has been duly adopted in accordance with the provision of Sections 228 and 242 of the General Corporation Law of the State of Delaware.
          IN WITNESS WHEREOF, Ramada New Jersey Holdings Corporation has caused this Certificate of Amendment to be executed in its corporate name this 12th day of September, 1991.

RAMADA NEW JERSEY HOLDINGS CORPORATION

By:	/s/ Robert M. Haddock
Name: Robert M. Haddock
Title: Vice President

ATTEST:	/s/ Nelson W. Armstrong
Name: Nelson W. Armstrong, Jr.
Title: Secretary

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